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The following article related to Masimo Corporation (“Masimo” or the “Company”) and discussing the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) was published by Fortune on September 17, 2024.

Fortune

Founder vs. activist: A dramatic two-year battle over health-tech firm Masimo comes to a head this week

By Diane Brady

17 September 2024

Joe Kiani remembers the day that everything changed at work. On Feb. 15, 2022, the founder, chairman, and CEO of Masimo announced the $1 billion acquisition of Sound United.

While Kiani knew the acquisition of consumer audio company by a medical devices company was bound to raise eyebrows, he presumed that Masimo’s track record—and his three-decade-plus tenure at the helm—had earned him the trust of shareholders. He’d announced the deal after a solid quarter, with profits of $68.3 million on sales of $327.6 million. He’d noted that audio technologies could add new capabilities to Masimo’s core products, allowing it to expand in the wearables and “hearables” markets. “To me, the possibilities were compelling,” said Kiani.

But the response from Masimo shareholders was, “Huh?” Within a day, the stock dropped more than 35%. The ensuing drama caught the eye of Quentin Koffey, a veteran investor who’d burnished his reputation at activist funds like Elliott Management, D.E. Shaw and Senator before starting Politan Capital Management, his own activist hedge fund, in 2021.

Koffey viewed the acquisition as emblematic of broader governance issues that put too much power in the hands of Kiani. Six months later, Politan announced that it had acquired nearly 9% of Masimo. And the struggle for the company’s future was about to begin.

Both sides have since waged a nasty public battle that will come to a head on Sept. 19 when shareholders vote in a second proxy contest to determine whether Kiani will keep his seat on the board. Koffey won the first proxy contest in June of 2023, putting himself and healthcare veteran Michelle Brennan on the board. Koffey accuses Kiani of running his public company like a private fiefdom; Kiani says Koffey has been duplicitous in his communication to shareholders and unwilling to engage with management, coming to the table with no plan but to make a name for himself and his young hedge fund.

Kiani characterizes this week’s vote as a referendum on “the future of Masimo,” vowing to leave if Koffey wins. Masimo COO and heir apparent, Bilal Muhsin, has threatened to quit if his boss is voted off the board. The company has also posted employee letters full of praise and warnings, including a note from some 280 healthcare engineers who wrote that they “may not continue with the company if Joe Kiani is replaced.”

Think about that for a second. Masimo is a $2-billion-a-year company with several thousand employees, steady earnings and a niche product that’s used by about 200 million people in hospitals and homes worldwide. Why does Koffey think it’s okay if the guy who built the company is threatening to walk out the door? Why does Kiani think it’s okay for his COO and hundreds of his employees to pledge that they’ll join him?

Activism at a record high

The Masimo drama demonstrates the power and the perils of shareholder activism. In 2022, as Koffey was announcing Politan’s stake in Masimo, the SEC put into effect a “universal proxy card” rule that required companies to list all nominees for board seats on one voting card, making it cheaper and easier for dissident shareholders to mount challenges. Indeed, the volume of shareholder campaigns this year is on track to exceed last year’s record number, with Lazard reporting 147 new campaigns in the first half of 2024.

What the SEC did not do is force activists to reveal their backers, which has long been a source of tension for corporate boards. When you’re embroiled in an IP battle with Apple, as Masimo was, it seems only logical to want to know who’s invested in the fund that’s trying to force you to do things you don’t want to do.  Meanwhile, as Kiani pointed to Masimo’s long track record of success, Koffey pointed to the company’s underperforming stock and a board that rarely challenged its iconic founder-CEO.

The acrimony is evident throughout the timeline: This March, three days after Masimo agreed to separate its consumer business, effectively unwinding much of the Sound United acquisition, Politan announced it would seek to add two more independent directors, stating that Kiani had denied them “basic information” needed to make decisions.

This Thursday, the two-year war will come to a head at Masimo’s annual general meeting. That meeting itself was delayed two months after Masimo filed a lawsuit against Politan to “correct material misstatements and omissions”—which the activist firm eventually did. (Politan says that it was not forced to make corrections, and points for its part to alleged false statements made by Masimo.) But Masimo did not succeed in delaying the vote again. If shareholders vote to bring Politan’s slate of former Agilent Technologies CTO Darlene Solomon and former Stryker CFO Bill Jellison on to the board, effectively displacing Kiani, the Masimo founder has said he’ll quit the company.

How did a proxy fight escalate to become a battle with such high stakes that many of those who built the company are now willing to abandon it if the boss doesn’t stick around? Part of it may be the nature of shareholders activists, who typically try to force boards and management to do things they don’t want to do, the better to raise the share price and make good on the activists’ bets.

Another factor is the passion, the pain, and possibly the hubris of Masimo’s founding CEO. After 35 years, Joe Kiani believes that no one but him—and the people he’s chosen— can run this company. In conversations with dozens of investors and stakeholders, it turns out that many people think he’s right.

Patents and passions

If there’s a founder mode, Kiani has been in it since starting Masimo in 1989. Along with being chairman and CEO, he holds more than 500 patents or patent applications related to advanced signal processing, optical sensors and wearable technologies.

But the most important discoveries were the ones he made early on.  As an electrical engineering student at San Diego State University in the 1980s, Kiani became interested in improving the pulse oximeter—those little devices that clip on your finger to measure oxygen levels in the blood. While the technology dates back almost a century, the first device was created in the 1970s by a Japanese engineer named Takuo Aoyagi, who discovered that blood oxygenation levels could be measured by shining red and infrared light through a pulsating artery, analyzing differences in light absorption to calculate oxygen saturation.

The problem was that those devices could give false readings when a patient was moving. Kiani solved that problem by developing signal extraction technology that could distinguish between the noise caused by blood flow and motion from walking, shivering, or other movements. The devices became standard issue in hospitals, making Masimo the gold standard in noninvasive monitoring of blood oxygen levels, as well as the pulse signal and fluid responsiveness in patients, among other things.

That attracted attention over the years, as well as rivals like Apple, which developed similar health monitoring features in devices like the Apple Watch. What might have been a fruitful licensing deal for Masimo instead became a high-profile intellectual property dispute as Masimo accused Apple of stealing trade secrets and infringing patents. That battle ended in a mistrial in May 2023, although a separate ruling by the U.S. International Trade Commission (ITC) did find that Apple did infringe one patent; Apple stopped selling smartwatches with blood oxygen sensors last year as it appeals the ruling.

Even as Kiani dueled with Apple, Quentin Koffey was homing in on issues related to Kiani, his unpopular acquisition of Sound United and his apparent control over the company he built. Kiani and Koffey met in early September of 2022, shortly after Politan declared its stake. Years earlier, Masimo’s board had adopted a change-in-control provision to Kiani’s employment agreement that would give him approximately $600 million if, among other things, a new lead independent director was appointed. The appointment of two new directors would constitute a change in control, making the new provision a classic poison pill. (Kiani later waived those provisions.)

In June 2023, after shareholders voted to bring Politan’s slate of Koffey and Brennan on to the board, many assumed the battle would now be over. But tensions on both sides continued. When Masimo announced in March this year that the company would explore separating its consumer business, which included audio equipment, baby monitors, and smartwatches—leaving Kiani to run the rest while chairing the spinoff—Politan was caught off guard on the details. Citing “serious concerns” about control, intellectual property, and communication around the new entity, Politan said it would be seeking a second proxy contest, the one that will now be decided later this week.

Reluctant successor

Bilal Muhsin joined Masimo as an intern, joining the company full time after completing a bachelor’s degree in computer science at San Diego State University in 2000. As chief operating officer, he says, “I’m responsible for everything in the healthcare division, right from sales to operations to engineering,” adding that “it’s an honor” to have played such a critical role in a company that saves lives.

Muhsin knows he’s poised to replace Kiani should something ever happen to the boss. So why would he vow to quit if Koffey succeeds in getting shareholders to vote in two more independent directors?

“I wanted to be honest with investors; I didn’t want it to come as a surprise to them,” says Muhsin, who also worries about the culture of innovation and Kiani’s long-term vision. “If the board that comes on is similar to the last round, where they sided together and decided not to engage, I don’t know.”

“If Joe decides to leave on his own, he would leave behind a legacy of people to execute … this place would continue and thrive,” he adds. If Koffey succeeds in adding new directors and Kiani leaves, though, Muhsin says, “I don’t believe that is a bright future that’s going to lead to more innovation and benefit the company … If that does take place, I will most likely not be here.”

That’s a rather draconian approach to a new governance structure, much like the idea of kicking out the man who built this company and its products. In filings, Koffey has insisted that removing Kiani altogether is not the goal, saying he seeks merely to bring in more oversight.

Koffey has refused to speak on the record to reporters, pointing instead to Masimo press releases and court filings. Many of Masimo’s directors and key investors prefer to do the same, or understandably want to approve whatever appears in print. In a heated proxy battle, that often leaves journalists to interview people who share reservations in private that they are too scared to share in public, or people who feel pressured to take a stance that’s far less nuanced than they feel.

But one man is eager to speak up: Joe Kiani. “I believe we’re going to win this thing,” he says. “I’m not some mad entrepreneur who wants to do things a certain way. I want to do what’s good for my company. I think consumer health is the future of health care and I want us to be there.”

“I hope I don’t have to leave this. I have a succession plan. The problem is, if he wins, the succession plan would leave with me. They’re not going to want to stay and it’s going to be a disaster.”

EDITOR’S NOTE: This story was revised after publication to include additional information reflecting Politan Capital’s position.

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On September 17, 2024, Masimo made updates to its website, www.ProtectMasimosFuture.com, in connection with the Annual Meeting. A copy of the updated website content (other than content previously filed) can be found below.

Media Section Update

Infographics

Achievements Infographic

September 12, 2024

Masimo is trusted for its technologies and recognized for its excellence.

What Are People Saying About... Infographic

September 9, 2024

Your vote will determine the future of Masimo.

Timeline Infographic

September 3, 2024

Politan's Timeline of Obfuscation and Lies vs. Masimo's Timeline of Value Creation and Commitment

Masimo's Actions Infographic

September 3, 2024

This is who you want protecting your investment.

Politan's Actions Infographic

September 3, 2024

Is this who you want controlling your investment?

Investor Infographic #1

August 26, 2024

Masimo is Executing a Successful Strategy to Deliver Long-Term, Sustainable Growth

Forward-Looking Statements

This communication includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding future actions that may be taken by Politan Capital Management LP (“Politan”) in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (ii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iii) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

On August 15, 2024, the Company filed a revised version of its 2024 proxy statement (the “Revised Proxy Statement”) and has mailed the Revised Proxy Statement to its stockholders of record as of the new August 12, 2024 record date for the 2024 Annual Meeting. Any votes submitted by Masimo stockholders in connection with the 2024 Annual Meeting on the prior to the filing of the Revised Proxy Statement will not be counted and previous proxies submitted will be disregarded, and therefore, all stockholders will need to resubmit their votes, even if they have previously voted. The Company filed a revised version of the Revised Proxy Statement with the SEC on August 22, 2024, which amended, superseded and replaced in its entirety the Revised Proxy Statement (the “Amended Revised Proxy Statement”). THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE AMENDED REVISED PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING UPDATED GOLD PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Amended Revised Proxy Statement and any amendments or supplements thereto and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Amended Revised Proxy Statement, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000121390024071554/ea0206756-07.htm, and any changes thereto may be found in any amendments or supplements to the Amended Revised Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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